Exhibit 99.4

CITIUS PHARMACEUTICALS, INC.

2021 OMNIBUS STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

(Grantee name and address)

You have been granted an option to purchase shares of the Common Stock of Citius Pharmaceuticals, Inc. (the “Company”) as follows, subject to the terms of the Citius Pharmaceuticals, Inc. 2021 Omnibus Stock Incentive Plan (the “Plan”) and the attached Stock Option Award Agreement.

Date of Grant:	_____________

Vesting Commencement Date:	_____________

Exercise Price per Share:	_____________

Total Number of Shares Subject to Option:	_____________

Total Exercise Price:	_____________

Type of Option:	_____ Incentive Stock Option (ISO)
_____ Non-Statutory Stock Option (NSO)

Note: If the Option is designated a Non-Statutory Stock Option above, or if the Option otherwise fails to qualify as an incentive stock option pursuant to Section 422 of the Code, then this Option will not be treated as an incentive stock option within the meaning of Section 422 of the Code.

Term/Expiration Date:	10 Years/ ___________

Vesting Schedule:

Subject to the Plan and the Stock Option Award Agreement, this Option may be exercised, in whole or in part, in accordance with the following schedule:

[EXAMPLE FOR EMPLOYEES: The Option will vest as to 1/36th of the shares subject to the Option on the last day of each month for a period of thirty-six (36) months beginning with the month after the Vesting Commencement Date, provided that Grantee provides Continuous Service to the Company or a Related Entity as of each such vesting date.]

[DIRECTOR VESTING: The Option will vest as to on first anniversary of the Vesting Commencement Date, provided that Grantee provides Continuous Service to the Company or a Related Entity as of each such vesting date.]

[IF NOT USING STANDARD VESTING, PROVIDE CUSTOM LANGUAGE: _________ ]

Exercise Period:	The Option may be exercised for up to three months after the termination of Continuous Service to the Company or a Related Entity, except as set out in Section 4 of the Stock Option Award Agreement (but in no event later than the Expiration Date); provided that upon a termination for Cause the Option will be immediately terminated.

[SIGNATURE PAGE FOLLOWS]

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement, all of which are attached and made a part of this document.

COMPANY:

Citius Pharmaceuticals, Inc.

By:
Name:
Title:

Address:

GRANTEE:

[GRANTEE NAME]

Address:

CITIUS PHARMACEUTICALS, INC.

2021 OMNIBUS STOCK INCENTIVE PLAN

STOCK OPTION Award Agreement

This Stock Option Award Agreement (this “Agreement”) is made by and between Citius Pharmaceuticals, Inc. (the “Company”) and _____________________ (“Grantee”) effective as of the Date of Grant shown on the accompanying Notice of Stock Option Grant (the “Grant Notice”). Capitalized terms not explicitly defined in this Agreement or the Grant Notice but defined in the Company’s 2021 Omnibus Stock Incentive Plan (the “Plan”) will have the same definition and meaning as in the Plan.

1. Grant of Option. The Company has granted to Grantee an option to purchase, on the terms and conditions set forth in the Plan and this Agreement, all or any part of the number of Shares described in the Grant Notice, at the Exercise Price set forth in the Grant Notice (the “Option”), subject to adjustment as set forth in Section 13 of the Plan.

2. Vesting. Subject to the terms and conditions set forth in the Plan and this Agreement, the Option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of Grantee’s Continuous Service.

3. Forfeiture; Expiration. Any unvested portion of the Option will be forfeited immediately, automatically, and without consideration upon a termination of Grantee’s Continuous Service for any reason. In the event Grantee’s Continuous Service is terminated for Cause, the vested portion of the Option will also be forfeited immediately, automatically, and without consideration upon that termination for Cause. Any unexercised vested portion of the Option will expire on the Expiration Date set forth in the Grant Notice.

4. Period of Exercise. Subject to the terms and conditions set forth in the Plan and this Agreement, Grantee may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

(a) the Expiration Date indicated in the Grant Notice;

(b) the effective date of the termination of Grantee’s Continuous Service for Cause;

(c) the date that is 12 months after the termination of Grantee’s Continuous Service due to his or her death or Disability, provided, however, that in the event Grantee dies within such 12 month period after the termination of Grantee’s Continuous Service due to his or her Disability, the period for exercise will be extended until the date twelve (12) months after his or her death (but in no event later than the Expiration Date); or

(d) the date that is three months after the termination of Grantee’s Continuous Service for any reason other than Cause, Disability or death; provided however, that in the event that Grantee dies within such three-month period, the period for exercise will be extended until the date 12 months after his or her death (but in no event later than the Expiration Date).

5. Exercise of Option. Grantee or, in the case of Grantee’s death or Disability, Grantee’s representative, may exercise all or any part of the vested portion of the Option by delivering to the Company at its principal office a written notice of exercise in the form attached as Exhibit A or any other form that the Administrator may permit (such notice, a “Notice of Exercise”). The Notice of Exercise will be signed by the person exercising the Option. In the event that the Option is being exercised by Grantee’s representative, the Notice of Exercise will be accompanied by proof (satisfactory to the Administrator) of the representative’s right to exercise the Option. In addition, any exercise of the Option, whether in whole or in part, is subject to the following conditions:

(a) Grantee (or Grantee’s representative, if applicable) will deliver to the Company, at the time of giving the Notice of Exercise, payment in a form permissible under Section 6 below for the full amount of the Purchase Price.

(b) Grantee (or Grantee’s representative, if applicable) may exercise the Option only for whole Shares.

(c) Grantee (or Grantee’s representative, if applicable) may not exercise the Option unless the tax withholding obligations of the Company and/or any Related Entity, as described in Section 9 below, are satisfied.

(d) In the event that Grantee is an employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (sometimes referred to as a “non-exempt employee”), then he or she may not exercise the Option until he or she has completed at least six months of Continuous Service measured from the Date of Grant specified in the Grant Notice, notwithstanding any other provision of the Option.

6. Payment for Shares. The “Purchase Price” will be the Exercise Price multiplied by the number of Shares with respect to which the Option is being exercised. The Purchase Price may be paid as follows:

(a) in cash;

(b) by check or money order;

(c) by surrender to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned by Grantee free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of surrender or attestation equal to the Purchase Price (provided that Grantee may not exercise the Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock);

(d) through a formal “net exercise” arrangement adopted by the Company pursuant to which the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share;

(e) through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) provides written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares and (ii) provides written directives to the Company to deliver the certificates (or other evidence satisfactory to the Company to the extent that the Shares are uncertificated) for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(f) through any combination of the foregoing methods of payment.

7. Securities Law Compliance. No Shares will be issued pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. The Company may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

8. Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the U.S. federal income tax consequences of exercise of this Option and disposition of the Shares issued as a result of the exercise thereof. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THIS SUMMARY DOES NOT INCLUDE ANY DISCUSSION OF STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OR ANY FEDERAL TAX CONSEQUENCES OTHER THAN INCOME TAX. BESIDES THE INCOME TAX ITEMS SUMMARIZED BELOW, EMPLOYMENT OR SELF-EMPLOYMENT TAXES MAY ALSO APPLY WITH RESPECT TO THE OPTION. GRANTEE SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of ISO. If this Option qualifies as an ISO, there will be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the fair market value of the Shares on the date of exercise over the Purchase Price will be treated as an item of adjustment to the alternative minimum tax for federal tax purposes in the year of exercise and may subject Grantee to the alternative minimum tax.

(b) Exercise of Non-Statutory Stock Option. If this Option does not qualify as an ISO, there may be a regular federal income tax liability upon the exercise of the Option. Grantee will be treated in such event as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Purchase Price. If Grantee is an employee, the Company will generally be required to withhold from Grantee’s compensation or collect from Grantee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise (see Section 9 below).

(c) Disposition of Shares. In the case of an NSO, if Shares are held for more than one year after the date of the taxable compensation event, under current law any gain realized on disposition of the Shares will generally be treated as long-term capital gain for federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for more than one year after exercise and are disposed of more than two years after the Date of Grant, any gain realized on disposition of the Shares will generally also be treated as long-term capital gain for federal income tax purposes. If Shares purchased under an ISO are disposed of within the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise (such disposition a “Disqualifying Disposition”), any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) in an amount equal to the excess of (1) the lesser of (A) the fair market value of the Shares on the date of exercise, or (B) the sale price of the Shares over (2) the Purchase Price paid for those Shares. The gain realized in excess of such amount, if any, will generally be eligible for capital gains treatment (either short-term or long-term, depending upon the length of time the Shares were held prior to disposition).

(d) Notice of Disqualifying Disposition of ISO Shares. If the Option is designated as an ISO, then in the event of a Disqualifying Disposition, Grantee will immediately, and in any event not later than fifteen (15) days after such disposition, notify the Company in writing of such disposition.

9. Withholding Obligations. Grantee may incur Tax Obligations under federal, state, local, and/or foreign law, in connection with the grant, vesting, or exercise of the Option, the ownership of the Shares, and other actions taken pursuant to this Agreement, and the Company may be required to satisfy by withholding from Grantee’s compensation or otherwise collect from Grantee. Grantee agrees that the Company (or a Related Entity) may condition the exercise of the Option upon the satisfaction of such withholding tax obligations, and may satisfy such withholding obligations by any of the following means or by a combination of such means, in the Administrator’s discretion: (i) withholding from any compensation otherwise payable to Grantee by the Company; (ii) causing Grantee to tender a cash payment; or (iii) withholding from the Shares otherwise issuable to Grantee upon exercise of the Option the number of Shares with a Fair Market Value (measured as of the date the tax withholding obligations are to be determined) equal to the amount of such tax withholding; provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (or such lesser amount as may be necessary to avoid classification of the Shares as a liability for financial accounting purposes). Grantee understands that all matters with respect to the total amount of taxes to be withheld in respect of such compensation income will be determined by the Administrator in its reasonable discretion. Grantee further understands that, although the Company will pay withheld amounts to the applicable taxing authorities, Grantee remains responsible for payment of all taxes due as a result of income arising under the Agreement.

10. Rights as a Stockholder. Neither Grantee nor anyone claiming through him/her will have any rights as a stockholder of the Company with respect to any Shares subject to the Option until the Grantee has exercised the Option as described herein and the Shares are delivered (as evidenced by delivery of a certificate for such Shares or the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

11. Transferability. The Option may not be sold, pledged, assigned, hypothecated, transferred, except by will or by the laws of descent and distribution, and is exercisable during Grantee’s life only by Grantee. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Administrator, Grantee may designate a third party who, in the event of Grantee’s death, will thereafter be entitled to exercise the Option.

12. Option not a Service Contract. Neither the Option nor this Agreement is an employment or service contract, and nothing in this Agreement or the Grant Notice creates or will be deemed to create in any way whatsoever any obligation on Grantee’s part to continue in the service of the Company or a Related Entity, or of the Company or a Related Entity to continue Grantee’s service.

13. Governing Plan Document. This Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Grantee acknowledges receipt of a copy of the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan will control.

14. Miscellaneous.

(a) Notices. Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement will be in writing and will be deemed given when delivered personally, one day after deposit with a recognized international delivery service (such as FedEx), or three days after deposit in the U.S. mail, first class, certified or registered, return receipt requested, with postage prepaid, in each case addressed to the parties at the addresses of the parties set forth in the Grant Notice or such other address as a party may designate by notifying the other in writing.

(b) Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, Grantee’s executor, personal representative(s), distributees, administrators, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(c) Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(d) Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both Grantee and the Company.

(e) Choice of Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Nevada, without giving effect to the choice of law rules of any jurisdiction.

(f) Entire Agreement. This Agreement, along with the Grant Notice and the Plan, constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to such subject matter.

EXHIBIT A

Citius Pharmaceuticals, INC.

2021 OMNIBUS STOCK INCENTIVE PLAN

NOTICE OF EXERCISE

Citius Pharmaceuticals, Inc.

Attention: President

Date of Exercise:

1. Exercise of Option. This constitutes notice to Citius Pharmaceuticals, Inc. (the “Company”) that, pursuant to the Citius Pharmaceuticals, Inc. 2021 Omnibus Stock Incentive Plan (the “Plan”) and the Stock Option Award Agreement, dated ___________, 20__ (the “Award Agreement”), I elect to purchase the number of Shares set forth below for the price set forth below.

Number of Shares as to which Option is exercised (the “Optioned Shares”):
Exercise Price per Share:
Total Purchase Price:

2. Delivery of Payment. With this notice, I hereby deliver to the Company the full Purchase Price for the Optioned Shares, in a form permitted by the Award Agreement.

3. Representations. By signing and delivering this notice to the Company, I acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the Option. I further represent that I have received, read, and understood the Plan and the Award Agreement, and I confirm my agreement to abide by and be bound by their terms and conditions. Capitalized terms used and not otherwise defined in this notice will have the meanings ascribed to those terms in the Award Agreement.

4. Compliance with Securities Laws. Notwithstanding any other provision of the Award Agreement to the contrary, the exercise of any rights to purchase any Optioned Shares is expressly conditioned upon compliance with the Securities Act of 1933, as amended (the “Securities Act”), all applicable state securities laws and all applicable requirements of any stock exchange or over the counter market on which the Company’s Common Stock may be listed or traded at the time of exercise and transfer. I agree to cooperate with the Company to ensure compliance with such laws. I further understand that the Optioned Shares cannot be resold and must be held indefinitely unless they are registered under the Securities Act or unless an exemption from such registration is available and that the certificate(s) representing the Optioned Shares may bear a legend to that effect. I understand that the Company is under no obligation to register the Optioned Shares and that an exemption may not be available or may not permit me to transfer Optioned Shares in the amounts or at the times I may desire.

1

5. Tax Withholding. I acknowledge that my exercise of the Option may result in Tax Obligations which require the Company to withhold certain amounts to satisfy federal, state, local, and/or foreign taxes. I agree to satisfy such tax withholding obligations as described in Section 9 of the Award Agreement.

6. Rights as Stockholder. While the Company will endeavor to process this notice in a timely manner, I acknowledge that, until the issuance of the Optioned Shares (or, in the Company’s discretion, in un-certificated form, upon the books of the Company’s transfer agent) and my satisfaction of any other conditions imposed by the Company pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Shares, notwithstanding the exercise of my Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.

7. Tax Consultation. I understand that I may experience adverse tax consequences as a result of my exercise of the Option or my disposition of the Optioned Shares. I represent that I have consulted with any tax consultants I deem advisable in connection with the exercise of the Option and/or the disposition of the Optioned Shares and that I am not relying on the Company or its agents for any tax advice.

8. Interpretation. Any dispute regarding the interpretation of this notice will be resolved by the Administrator in its discretion, and the Administrator’s determination will be final and binding on all parties.

9. Entire Agreement. The Plan and the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference and, together with this notice, constitute the entire agreement of the parties with respect to the subject matter of this notice.

GRANTEE:

Print Name:

Address:

2